Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2016

Expanding Customer Base Positions Company for Growth

BEVERLY, Mass. — November 2, 2016—Axcelis Technologies, Inc. (NASDAQ: ACLS) today announced financial results for the third quarter ended September 30, 2016. The Company reported third quarter revenue of $65.7 million, compared to $64.5 million for the second quarter of 2016. Operating profit for the quarter was $3.6 million, compared to $4.6 million for the second quarter. Net income for the quarter was $2.2 million, or $0.07 per diluted share. This compares to net income for the second quarter of 2016 of $2.9 million, or $0.10 per diluted share. Cash, cash equivalents and restricted cash were $72.5 million on September 30, 2016, compared to $67.8 million on June 30, 2016.

“Since the start of the year we have made significant progress on our penetration plans, placing Purion products in thirteen new customer fabs, including seven new customers and six new fabs for existing customers,” said President and CEO Mary Puma. “These Purion penetrations position Axcelis for success as the industry enters a strong investment cycle, creating a strong foundation for growth in both 2017 and 2018.”

“We remain focused on executing against gross margin initiatives that have already delivered solid increases in Purion product margins. Since ramping production of the full Purion product line with the Purion H in Q1 of 2015, system standard margins have improved 680 basis points on a rolling four quarter average,” added Chief Financial Officer and Executive Vice President Kevin Brewer. “These actions along with additional planned improvements should allow us to achieve our goal of 40% gross margins by the end of 2017.”

Business Outlook

For the fourth quarter ending December 31, 2016, Axcelis expects revenues of $65-70 million. Gross margin in the fourth quarter is expected to be in the 36-38% range. Fourth quarter operating profit is forecasted to be approximately $3-4 million with $0.04-0.08 earnings per diluted share.

Third Quarter 2016 Conference Call

The Company will host a conference call today, Wednesday, November 2, 2016 at 5:00 pm ET, to discuss results for the third quarter 2016. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and conference ID code: 98342071. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. Our forecasted diluted earnings per share does not take into account option exercises during the quarter and assumes no change in the weighted average stock price from the prior quarter. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 35 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Revenue:
Product	$59,302	$73,795	$180,336	$214,073
Services	6,348	5,522	17,286	16,964
Total revenue	65,650	79,317	197,622	231,037
Cost of Revenue:
Product	36,360	45,698	111,262	137,443
Services	5,186	4,440	13,709	13,861
Total cost of revenue	41,546	50,138	124,971	151,304

Gross profit	24,104	29,179	72,651	79,733

Operating expenses:
Research and development	8,493	8,581	25,607	24,679
Sales and marketing	5,992	6,322	17,742	17,808
General and administrative	5,988	6,584	18,262	18,916
Restructuring charges	—	—	282	18
Total operating expenses	20,473	21,487	61,893	61,421

Income from operations	3,631	7,692	10,758	18,312

Other (expense) income:
Interest income	53	7	161	16
Interest expense	(1,342)	(1,274)	(3,727)	(3,627)
Other, net	(55)	(167)	(352)	(551)
Total other (expense) income	(1,344)	(1,434)	(3,918)	(4,162)

Income before income taxes	2,287	6,258	6,840	14,150

Income tax provision (benefit)	136	157	(196)	298

Net income	$2,151	$6,101	$7,036	$13,852

Net income per share:
Basic	$0.07	$0.21	$0.24	$0.49
Diluted	$0.07	$0.20	$0.23	$0.46

Shares used in computing net income per share:
Basic weighted average common shares	29,221	28,700	29,118	28,480
Diluted weighted average common shares	31,037	30,466	30,760	30,155

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2016	2015

ASSETS
Cash and cash equivalents	$65,623	$78,889
Accounts receivable, net	44,993	36,868
Inventories, net	117,001	109,408
Prepaid expenses and other assets	25,864	19,652
Property, plant and equipment, net	30,804	30,031
Restricted cash	6,865	6,936
Total assets	$291,150	$281,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$20,241	$19,849
Accrued compensation	4,508	9,059
Warranty	2,822	3,555
Income taxes	235	143
Deferred revenue	7,862	8,542
Sale leaseback obligation	47,586	47,586
Other liabilities	9,968	9,286
Total liabilities	93,222	98,020

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 30,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 75,000 shares authorized; 29,347 shares issued and outstanding at September 30, 2016; 29,025 shares issued and 28,995 shares outstanding at December 31, 2015	29	29
Additional paid-in capital	533,392	529,089
Treasury stock, at cost, no shares at September 30, 2016 and 30 shares at December 31, 2015	—	(1,218)
Accumulated deficit	(335,669)	(342,705)
Accumulated other comprehensive income (loss)	176	(1,431)
Total stockholders’ equity	197,928	183,764
Total liabilities and stockholders’ equity	$291,150	$281,784